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News Release

March 25, 2010

FOR IMMEDIATE RELEASE CONTACT: Chris McEntee

Federal Home Loan Bank of Atlanta

cmcentee@fhlbatl.com

(404) 888-8158

Federal Home Loan Bank of Atlanta Declares Fourth Quarter 2009 Dividend

ATLANTA, March 25, 2010 - The Board of Directors of Federal Home Loan Bank of Atlanta (the Bank) has approved an annualized dividend rate for the fourth quarter of 2009 of 0.27 percent. The Bank also announced that it will not repurchase activity-based excess capital stock outstanding as of the end of the fourth quarter of 2009. The Bank will continue to evaluate on a quarterly basis whether to repurchase excess capital stock. For the year 2009, the Bank paid an annualized dividend of 0.38 percent.

The dividend rate is equal to average three-month LIBOR for the period of Oct. 1, 2009 to Dec. 31, 2009, and is applicable to capital stock held during that period. The dividend will be credited to members' daily investment accounts at the close of business on March 31, 2010.

If you have questions, please contact FHLBank Atlanta's Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help approximately 1,200 member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $3.6 billion to the Affordable Housing Program.

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